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EXHIBIT 11.1

                           ASPECT DEVELOPMENT, INC.

                           COMPUTATION OF NET INCOME
                                   PER SHARE

               (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                             Three months ended    Six months ended
                                                  June 30,            June 30,
                                           --------------------  --------------------
                                             1996        1995      1996        1995
                                           ---------   --------  ---------   ---------
Common Stock:
  Weighted average common stock              10,321      5,046      7,866        5,021
  outstanding during the period

Common Stock Equivalents:
  Net effect of dilutive options
  based upon modified treasury stock
  method                                      2,086      1,226      1,509        1,275

Convertible preferred stock                       -      3,687      1,843        3,687

Stock related to SAB No.64 and 83                 -        821        411          822
                                           ---------   --------  ---------   ---------
Shares used in per share
  computation                                12,407     10,780     11,629       10,805
                                           =========   ========  =========   =========

Net income                                 $    364    $   120   $    552    $     211
                                           =========   ========  =========   =========

Net income per share                       $   0.03    $  0.01   $   0.05    $    0.02
                                           =========   ========  =========   =========

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